Deloitte &
  Touche LLP

2101 Webster Street                  Telephone: (510) 287-2700
Oakland, California  94612-3027      Facsimile: (510) 835-4888




To the Board of Directors and Stockholders of The Gap, Inc.:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial statements of The Gap, Inc. and subsidiaries for the thirty-nine week periods ended October 29, 1994 and October 30, 1993, as indicated in our report dated November 8, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the period ended October 29, 1994, is incorporated by reference in Post Effective Amendment No. 1 to Registration Statement No. 2-72586, Registration Statement No. 2-60029, Registration Statement No. 33-39089, Registration Statement No. 33-40505, Registration Statement No. 33-54686, Registration Statement No. 33-54688, Registration Statement No. 33-54690 and Registration Statement No. 33-56021.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/S/ Deloitte & Touche LLP

November 8, 1994


Deloitte Touche
Tohmatsu
International